UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                           Notification of Late Filing

      For Period Ended: September 30, 2007

(Check One): |X| Form 10-K   |_| Form 11-K   |_| Form 20-F   |_| Form 10-Q

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     NOTHING IN THIS FORM WILL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS
              VERIFIED ANY INFORMATION CONTAINED IN THIS STATEMENT.

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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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Part I - Registrant Information

                           CHINA 9D CONSTRUCTION GROUP
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                             Full name of Registrant

                               My Quote Zone, Inc.
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                            Former Name if Applicable

                 Unit - 4F Jia De Plaza, No. 118 Qing Chun Road,
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            Address of Principal Executive Office (Street and Number)

               Hangzhou City, Zhejiang Province, P.R. China 310000
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                              City, State, Zip Code

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Part II - Rules 12b-25(b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the Registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate):

      |X| (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

      |X| (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K, N-SAR, or portion thereof, will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof, will be filed on or before the 5th calendar day following the prescribed due date; and;

      |_| (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached, if applicable.

Part III - Narrative

State below in reasonable detail the reasons why the Form 10-K, 11-K, 10-Q, N-SAR, or the transition report or portion thereof could not be filed within the prescribed time period.

During the fourth quarter of the period being reported the Registrant completed a merger transaction with a foreign, private operating subsidiary and management needs additional time to finish preparation of the filing, in particular, completing (i) the consolidated financial statements and related footnotes for the foreign operating subsidiaries, as the "acquiring" company for financial and accounting purposes, (ii) the comparative financial data for such foreign subsidiary and (iii) the MD&A and related disclosures giving effect to the merger and the new financial statements and accompanying footnotes.

Part IV - Other Information

(1) Name and telephone number of person to contact in regard to this notification:

         Name: Songcheng JIang
         Telephone Number: (626) 235-2144

(2) Have all periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter) period that the registrant was required to file such reports) been filed?

      If the answer is no, identify report(s)   |X| Yes   |_| No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
|_| Yes   |X| No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                           CHINA 9D CONSTURCTION GROUP
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                  (Name of Registrant as Specified in Charter)

has duly caused this notification to be signed on its behalf by the undersigned, who is duly authorized.

     Dated:  December 29, 2007                    By:    /s/ Zheng Ying
                                                         -----------------------
                                                  Name:  Zheng Ying
                                                  Title: Chief Executive Officer